UNITED STATES SECURITIES AND
EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) April 20, 2010

ARKANOVA ENERGY CORPORATION
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

000-51612
(Commission File Number)

68-0542002
(IRS Employer Identification No.)

2441 High Timbers Drive, Suite 120, The Woodlands, Texas 77380
(Address of principal executive offices and Zip Code)

(281) 298-9555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02  Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On April 20, 2010, we appointed Reginald Denny as a director of our company.  Reginald Denny is currently our Chief Financial Officer.

Mr. Denny has extensive experience in the controller and senior management functions of companies in the oil and gas, manufacturing, services, retail and wholesale industries. Mr. Denny has managed the accounting, finance, audit, tax, human resources, banking relations, insurance, legal, planning, treasury, credit, forecasting and budgeting functions; reporting to federal and state regulatory agencies. From January 2006 to 2007, Mr. Denny was an independent consultant performing the duties of a controller with several companies. From 1993 to 2005, Mr. Denny was the Chief Financial Officer and controller of Tesmec USA, Inc., an international company in the manufacture, service, assembly and sales of trenching machines for the oil and gas industry.

Mr. Denny received his BBA in Accounting, minor in Finance from the University of Houston and is a registered Certified Public Accountant in Texas.

We have not been party to any transaction with Mr. Denny, since the beginning of our last fiscal year ended December 31, 2009, or any currently proposed transaction with Mr. Denny, in which we were or will be a participant and where the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at December 31st for the last two completed fiscal years.

We have not entered into any material plan, agreement or arrangement in connection with the appointment of Mr. Denny as a director of our company.  As disclosed in periodic reports filed with the Securities and Exchange Commission, and in consideration for Mr. Denny’s services as Chief Financial Officer of our company, we have entered into an employment agreement with Mr. Denny whereby we pay Mr. Denny an annual salary of $170,000 and grant incentive stock options as determined in the discretion of our board of directors.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARKANOVA ENERGY CORPORATION

/s/ Pierre Mulacek
Pierre Mulacek
President and Chief Executive Officer

Date:   April 21, 2010